Filed Pursuant to Rule 433
Registration Statement No. 333-159102
May 11, 2009
Pricing Term Sheet
Becton, Dickinson and Company
6.000% Notes due May 15, 2039

Issuer:	Becton, Dickinson and Company
Aggregate Principal Amount Offered:	$250,000,000
Maturity Date:	May 15, 2039
Coupon (Interest Rate):	6.000%
Price to Public (Issue Price):	98.984% of principal amount
Yield to Maturity:	6.074%
Spread to Benchmark Treasury:	+190 basis points
Benchmark Treasury:	3.500% due February, 2039
Benchmark Treasury Yield:	4.174%
Interest Payment Dates:	May 15 and November 15, commencing November 16, 2009
Day Count Convention:	30/360
Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 30 basis points
Trade Date:	May 11, 2009
Settlement Date:	May 15, 2009 (T+4)
CUSIP Number:	075887 AV1
ISIN Number:	US075887AV11
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated
Co-Managers:	Banc of America Securities LLC
Banca IMI S.p.A.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Calyon New York Branch
Citigroup Global Markets Inc.
ING Financial Markets LLC
J.P. Morgan Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Standard Chartered Bank
Wachovia Capital Markets, LLC
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings:	Moody’s: A2 (Stable); S&P: AA- (Stable)

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders:
Payments of interest on a Note to any Non-U.S. Holder (generally, a beneficial owner of a Note that, for U.S. federal income tax purposes, is a nonresident alien individual; a foreign corporation; or a foreign estate or trust) will be exempt from U.S. federal income tax (including withholding tax) provided, generally, that the Non-U.S. Holder certifies on Internal Revenue Service (“IRS”) Form W-8BEN, under penalties of perjury, that it is not a United States person and provides the Non-U.S. Holder’s name and address or otherwise satisfies applicable documentation requirements, and that these amounts are not effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder does not provide a properly executed IRS Form W-8BEN, payments of interest on a Note will be subject to U.S. federal withholding tax at a rate of 30%, or such other lower rate as provided in an applicable tax treaty.
If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on a Note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to U.S. federal income tax the same manner as a United States person, subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to the Issuer a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Interest on a Note may also be subject to a branch profits tax at a rate of 30% (or a lower rate as provided in an applicable tax treaty).
A Non-U.S. Holder should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the ownership, and the sale, exchange or other disposition, of a Note.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
     Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Filed Pursuant to Rule 433
Registration Statement No. 333-159102
May 11, 2009
Pricing Term Sheet
Becton, Dickinson and Company
5.000% Notes due May 15, 2019

Issuer:	Becton, Dickinson and Company
Aggregate Principal Amount Offered:	$500,000,000
Maturity Date:	May 15, 2019
Coupon (Interest Rate):	5.000%
Price to Public (Issue Price):	99.348% of principal amount
Yield to Maturity:	5.084%
Spread to Benchmark Treasury:	+190 basis points
Benchmark Treasury:	3.125% due May, 2019
Benchmark Treasury Yield:	3.184%
Interest Payment Dates:	May 15 and November 15, commencing November 16, 2009
Day Count Convention:	30/360
Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 30 basis points
Trade Date:	May 11, 2009
Settlement Date:	May 15, 2009 (T+4)
CUSIP Number:	075887 AU3
ISIN Number:	US075887AU38
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated
Co-Managers:	Banc of America Securities LLC
Banca IMI S.p.A.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Calyon New York Branch
Citigroup Global Markets Inc.
ING Financial Markets LLC
J.P. Morgan Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Standard Chartered Bank
Wachovia Capital Markets, LLC
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings:	Moody’s: A2 (Stable); S&P: AA- (Stable)

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders:	Payments of interest on a Note to any Non-U.S. Holder (generally, a beneficial owner of a Note that, for U.S. federal income tax purposes, is a nonresident alien individual; a foreign corporation; or a foreign estate or trust) will be exempt from U.S. federal income tax (including withholding tax) provided, generally, that the Non-U.S. Holder certifies on Internal Revenue Service (“IRS”) Form W-8BEN, under penalties of perjury, that it is not a United States person and provides the Non-U.S. Holder’s name and address or otherwise satisfies applicable documentation requirements, and that these amounts are not effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder does not provide a properly executed IRS Form W-8BEN, payments of interest on a Note will be subject to U.S. federal withholding tax at a rate of 30%, or such other lower rate as provided in an applicable tax treaty.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on a Note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to U.S. federal income tax the same manner as a United States person, subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to the Issuer a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Interest on a Note may also be subject to a branch profits tax at a rate of 30% (or a lower rate as provided in an applicable tax treaty).
A Non-U.S. Holder should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the ownership, and the sale, exchange or other disposition, of a Note.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
     Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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